Exhibit 99.B(d)(cc)(3)

AMENDMENT NO. 3 TO
PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 26th day of September, 2018 (the “Amendment”) is made to the Portfolio Management Agreement (the “Agreement”) made the 1st day of May, 2009, as amended, by and among Dimensional Fund Advisors LP, a Delaware Limited Partnership (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (“Trust”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Portfolio Manager and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.                                      Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” and replacing it with “Section 1297 of the Code as amended”.

2.                                      The last sentence of subsection 2(e) is hereby deleted and replaced with the following:

“Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for losses incurred by the Trust in accordance with the Portfolio Manager’s trade error correction policy unless such loss was a result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

3.                                      Subsection 2(r) is hereby deleted and replaced with the following:

“will comply with the Trust’s policy on selective disclosure of portfolio holdings of funds of the Trust (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time.  As such, the Portfolio Manager agrees not to trade on non-public portfolio holdings information of the funds of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws.  Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the funds of the Trust that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy.  The Portfolio Manager will provide any such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Portfolio Manager may provide only those parts of the agreements that relate to ensuring compliance with the Disclosure of Portfolio Holdings Policy or other Trust Procedures.  The Portfolio Manager agrees to provide a certification with respect to compliance with Trust Procedures as may be reasonably requested by the Trust from time to time.  It is further agreed that any portfolio holdings information regarding Portfolios managed by the Portfolio Manager will be publicly disclosed only after a one (1) month delay and that such delay in the availability of such portfolio holdings information will be disclosed on the Investment Adviser’s website.”

4.                                      All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Lauren. E. MacElwee
Title:	SVP, Fund Advisor Operations	Title:	VP & Assistant Secretary

DIMENSIONAL FUND ADVISORS L.P. By: DIMENSIONAL HOLDINGS INC., its General Partner

By:	/s/ Carolyn O
Name:	Carolyn O
Title:	Vice President

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Lauren. E. MacElwee
Title:	Senior Vice President	Title:	VP & Assistant Secretary